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                                              EXHIBIT 3.3

                           AMENDMENT NO. 1 TO BYLAWS

                                      OF

                            CAPITAL AUTOMOTIVE REIT


          ARTICLE VI, SECTION 6.5. Chief Executive Officer.  Section 6.5. Chief
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Executive Officer. be and hereby is deleted in its entirety and is replaced in
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its entirety with the following:

          "Section 6.5  Chief Executive Officer.  The Trustees may designate a
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          Chief Executive Officer from among the elected officers.  The Chief
          Executive Officer shall have responsibility for implementation of the policies of the Trust, as determined by the Trustees, and for the administration of the business affairs of the Trust. Except as otherwise provided in the Declaration of Trust or ByLaws of the Company, the Restated Partnership Agreement or pursuant to resolutions adopted by the Board of Trustees, the Chief Executive Officer is authorized and empowered to decide all matters that are submitted to the Trust in its capacity as sole General Partner of Capital Automotive L.P. (the "Operating Partnership") and to decide all matters that are submitted to the Operating Partnership in its capacity as owner or general partner of any Partnership-Owned Entities (as defined in the Agreement of Limited Partnership of the Operating Partnership, as amended, restated and supplemented from time to time).

          The Secretary of Capital Automotive REIT be and hereby certifies that the foregoing Amendment No.1 to the ByLaws have been adopted and approved by the Board of Trustees of Capital Automotive REIT on this 2nd day of February 1999.



                                             /s/ John M. Weaver
                                            ------------------------------------
                                            John M. Weaver
                                            Secretary

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